Free Writing Prospectus
Filed Pursuant to Rule 433
File No.: 333-177891-07

WFRBS COMMERCIAL MORTGAGE TRUST 2014-C19 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $961.538MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: RBS AND WELLS FARGO SECURITIES
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	F/K/M	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	75.637	2.65	30.000%	39.2%	16.9%
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	36.949	4.92	30.000%	39.2%	16.9%
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	98.933	6.82	30.000%	39.2%	16.9%
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	210.000	9.83	30.000%	39.2%	16.9%
A-5	AAA(sf)/AAA(sf)/Aaa(sf)	249.163	9.89	30.000%	39.2%	16.9%
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	101.859	7.43	30.000%	39.2%	16.9%
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	73.116	9.96	23.375%	42.9%	15.5%
B	AA-(sf)/AA-(sf)/Aa3(sf)	75.875	9.96	16.500%	46.7%	14.2%
C	A-(sf)/A-(sf)/A3(sf)	40.006	9.96	12.875%	48.7%	13.6%
PEX	A-(sf)/A-(sf)/A1(sf)	188.997	9.96	12.875%	48.7%	13.6%
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	845.657
X-B	BBB-(sf)/AAA(sf)/Ba3(sf)	175.202

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	F/K/M	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
D	BBB-(sf)/BBB-(sf)/NR	59.321	9.96	7.500%	51.7%	12.8%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,103,631,380
NUMBER OF LOANS:	99
NUMBER OF PROPERTIES:	133
WA CUT-OFF LTV:	63.9%
WA BALLOON LTV:	53.2%
WA U/W DSCR:	1.70x
WA U/W NOI DEBT YIELD:	11.9%
WA MORTGAGE RATE:	5.011%
TOP TEN LOANS %:	38.9%
WA TERM TO MATURITY (MOS):	114
WA AMORTIZATION TERM (MOS):	343
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (38.6%), RBS (22.1%), LIG I (18.0%),
BASIS (9.3%), C-III (8.8%), NCB, FSB (3.3%)

TOP 5 PROPERTY TYPES:	RETAIL (32.7%), HOSPITALITY (22.8%),
MULTIFAMILY (18.1%), SELF STORAGE (9.8%),
INDUSTRIAL (7.1%)

TOP 5 STATES:	IL(12.4%), CA(11.4%), TX(9.1%), FL(7.5%), NC(6.0%)

MASTER SERVICER:	WELLS FARGO BANK, N.A. & NCB, FSB
SPECIAL SERVICER:	LNR PARTNERS, LLC & NCB, FSB
SUBORDINATE CLASS REP:	AN AFFILIATE OF RAITH CAPITAL MANAGEMENT, LLC

DOCUMENTS & TIMING
TERM SHEET & ANNEX A:	ATTACHED
RED:	WED (03/05/14)
PRESALE REPORTS:	WED (03/05/14)
ANTICIPATED PRICING:	WK OF 03/10
ANTICIPATED SETTLEMENT:	03/28/2014

ROADSHOW

MINNEAPOLIS, BREAKFAST:	WED, 03/05 @ 7:30AM CST, GRAND HOTEL
NEW YORK 1x1's:	WED, 03/05
HARTFORD, BREAKFAST:	THU, 03/06 @ 8:30AM EST, MAX'S DOWNTOWN
BOSTON, LUNCH:	THU, 03/06 @ 12:00PM EST, LANGHAM HOTEL
CONFERENCE CALLS:	UPON DEMAND

GLOBAL INVESTOR CALL:	PRE-RECORDED DIAL-IN AVAILABLE THU (03/06)

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.

-------------------------------------------------------------------------------
This communication has been prepared by RBS plc, RBS N.V. or affiliate. It may constitute an invitation to consider a derivatives transaction. It is not within the requirements to promote the independence of research or an offering document and is not an offer, recommendation, nor confirmation of terms. Certain transactions mentioned may give rise to substantial risks and may not be suitable for all investors. RBS may have positions, deal or make markets in these securities or related derivatives. Prices are based on current information and are subject to change. RBS makes no representation or warranties to accuracy or completeness. http://www.rbsm.com/psp/public/pagebuilder.aspx?page=co0150